EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is executed and entered into by and between Nastech Pharmaceutical Company Inc., a Delaware corporation (the “Company”), with offices at 3830 Monte Villa Parkway, Bothell, Washington 98021 and Gordon C. Brandt, M.D., an individual resident in the State of Washington (the “Executive”), effective December 19, 2007 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive wish to enter into this Agreement which shall set forth the Executive’s terms of employment as President of the Company, and, while his former office as Executive Vice President of Clinical Research & Medical Affairs is being filled, as interim Executive Vice President of Clinical Research & Medical Affairs;

NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

1. Application and Effectiveness of Agreements. Effective as of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein. Other agreements, as applicable, between the Company and the Executive shall continue to govern the employment of the Executive by the Company prior to the Effective Date and matters growing out of that employment, including without limitation with respect to any incentive compensation to the Executive for the Company’s fiscal year that began on January 1, 2007; provided that in the case of a conflict between this Agreement and those other agreements, the provisions of this Agreement shall control.

2. Employment; Responsibilities and Authority; Definitions.

(a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its President during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Chief Executive Officer shall from time to time direct. In addition, during the period (not to exceed the Employment Period) that the Executive’s former office of Executive Vice President of Clinical Research & Medical Affairs is being filled, the Executive shall perform the duties of such office.

(b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.

(c) For purposes of this Agreement: (1) the “Business of the Company” means the description of the Company’s business as is described in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, and (2) the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Effective Date and shall terminate at the close of business on December 31, 2010 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 11 hereof. If the Executive shall remain in full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate the Executive’s employment hereunder at the end of any ensuing calendar month on written notice of at least thirty (30) days.

4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be three hundred and seventy-six thousand dollars ($376,000) per annum commencing on the Effective Date and which shall thereafter be set by the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer from time to time as determined by the Board and/or the Chief Executive Officer, with the target for each year being the 50th percentile of the Radford survey. This target is precatory and not binding on the Company, and the Executive’s base salary may be more or less than said targeted percentile.

5. Incentive Cash Compensation.

(a) For the Company’s fiscal year that began on January 1, 2008, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Chief Executive Officer and/or the Board shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be fifty percent (50%) of the Executive’s base salary for such year; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be more or less than said targeted amount.

(b) The Chief Executive Officer, upon consultation with the Board, shall establish performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives used in determining the Executive’s incentive cash compensation, and the performance areas and performance targets referred to herein, shall be based in substantial part on the input and recommendations of the Company’s Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee of the Board (the “Compensation Committee”), as the case may be, shall act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

(c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Chief Executive Officer and/or the Board, shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of the Chief Executive Officer make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — the Chief Executive Officer and/or the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

6. Stock Options. The Company and the Executive hereby acknowledge that the Board of Directors has granted, and shall in the future grant as and to the extent provided below in this paragraph, to the Executive options to purchase shares of common stock of the Company (collectively, whether granted prior to or after the Effective Date, the “Outstanding Options”). The terms of the grant agreements granting such Outstanding Options shall govern the rights and obligations of the Executive with respect thereto, subject, however, to the provisions of Sections 12 and 21 of this Agreement, if and as applicable. All grants of options shall be subject to the receipt of the required shareholder approvals for the issuance of such options. Upon the date of execution of this Agreement, the Executive shall receive a grant of options to purchase 36,000 shares of common stock of the Company, at the fair market value calculated as of the date of execution. Provided that he continues to be employed by the Company under this Agreement at that time, the Executive shall receive as of the first business day for each consecutive fiscal year, commencing January 2, 2009, a grant of options to purchase 36,000 shares of common stock of the Company, at the fair market value calculated as of such first business day.

7. Restricted Shares. The Company and the Executive hereby acknowledge that the Board of Directors has issued, and shall in the future issue as and to the extent provided below in this paragraph, to the Executive restricted shares of common stock of the Company (collectively, whether issued prior to or after the Effective Date, the “Outstanding Restricted Shares”). The terms of the grant agreements issuing such Outstanding Restricted Shares shall govern the rights and obligations of the Executive with respect thereto, subject, however, to the provisions of Sections 12 and 21 of this Agreement, if and as applicable. All grants of restricted shares shall be subject to the receipt of the required shareholder approvals for the issuance of such restricted shares. Upon the date of execution of this Agreement, the Executive shall receive a grant of 18,000 restricted shares of common stock of the Company. Provided that he continues to be employed by the Company under this Agreement at that time, the Executive shall receive as of the first business day for each consecutive fiscal year, commencing January 1, 2009, a grant of 18,000 restricted shares.

8. Reserved.

9. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other executive officers of the Company.

10. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

11. Termination.

(a) Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below). Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.

(b) For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 11 shall have the meanings provided for them respectively:

(i) “Good Reason” shall mean (i) any substantial diminution in the Executive’s authority or role as President at the Company without just basis; (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 7, 9, and/or 10 above, or to honor promptly any of its other material obligations hereunder; or (iii) a material demotion in the Executive’s title or status.

(ii) “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Chief Executive Officer; (ii) commission by the Executive of an offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement provided that, in the case of this clause “iv,” if such violation was inadvertent and the violation and any negative consequences to the Company therefrom are subject to cure and effective remediation by the Executive, such violation and consequences are not so cured and remediated by the Executive within thirty (30) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.

(c) “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive prior to December 31, 2010, the effective date of the termination as provided in Section 11(a) hereof; or (iv) if this Agreement expires by its terms, December 31, 2010.

12.	Severance.

(a) Subject to Section 21 hereof, if (i) the Company terminates the employment of the Executive prior to December 31, 2010 against his will and without Cause, or (ii) the Executive terminates his employment prior to December 31, 2010 for Good Reason, then (A) Executive shall be entitled to receive base salary, incentive cash compensation (determined on a pro-rated basis as to the year in which the Termination Date occurs), pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 13 hereof through the Termination Date, and an amount equal to twelve (12) months of the Executive’s specified base salary hereunder at the rate in effect on the Termination Date payable over the following twelve (12) months in semi-monthly installments, and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to Outstanding Options and the restrictions applicable to Outstanding Restricted Shares, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements, and all of such restricted shares shall thereon become immediately and fully vested. Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this Section within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs). Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive shall have materially violated the provisions of Section 18, 19, or 20 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

(b) Subject to Section 21 hereof, if (A) the Executive voluntarily terminates his employment prior to December 31, 2010 other than for Good Reason or (B) the Executive’s employment is terminated by the Company prior to December 31, 2010 for Cause, then the Executive shall be entitled to receive salary, pay for accrued but unused paid time off, and reimbursement of expenses pursuant to Section 13 hereof through the Termination Date only; vesting of Outstanding Options and Outstanding Restricted Shares shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). The Company shall pay the cash amounts provided for in this Section within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).

(c) Subject to Section 21 hereof, if the Executive’s employment is terminated prior to December 31, 2010 due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Section 13 hereof, and pay for any unused paid time off accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of such termination for the lesser of (a) twelve (12) months and (b) the remaining term of this Agreement at the time of such termination. In such case, vesting of the Outstanding Options and Outstanding Restricted Shares shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this Section on the thirtieth (30th) day following the Executive’s death, or if termination is due to Disability, within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any cash amounts provided for in this Section upon termination due to Disability, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).

(d) In addition to the provisions of Section 12(a), 12(b), or 12(c), hereof, as the case may be, to the extent COBRA shall be applicable or as provided by law, the Executive shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive makes the appropriate election and payments; provided, further, that if the Executive is entitled to severance under Section 12(a) hereof, and the Executive elects COBRA coverage under a group health plan maintained by the Company, the Company shall continue to contribute towards the cost of such coverage for the Executive and his dependents for the six (6) month period following his Termination Date, at the same rate which was in effect upon the date of such termination of employment.

(e) Subject to Section 21 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

13. Expenses. The Company shall pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time.

14. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

15. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

16. Place of Performance. The Executive shall perform his duties at the main offices of the Company subject to reasonable travel requirements which may be authorized and directed from time to time by the Chief Executive Officer and/or the Board.

17. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 17 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

18. Non-Competition.

(a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.

(b) In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company in failing to pay to the Executive all sums due him under the terms hereof or to honor any of its other obligations under this Agreement, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.

(c) Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company as described in Section 12(b) above), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(d) Executive further agrees, while employed by the Company and for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company as described in Section 12(b) above), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive’s employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive’s termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

(e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

19. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of six (6) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. This Section 19 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive’s own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.

20. Trade Secrets.

(a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s drug delivery business or technology, or to current or specifically contemplated future drug delivery products or services: the Company’s confidential commercial information, technology, formulations, STA-T (Systemic Transnasal Absorption Technology) and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 20 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.

(b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 20 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 20 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

21. Payment and Other Provisions After Change of Control.

(a) In the event the Executive’s employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive’s death or Disability) following the occurrence of a Change of Control, and such termination is without Cause if by the Company, or for Good Reason if by Executive, and the date of such termination is prior to December 31, 2010 and within one (1) year following the occurrence of such Change of Control, then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 12 hereof, salary, expense reimbursement, and pay for unused paid time off through the termination date and, in addition, the following:

(i) Additional Amount Based on Base Salary. A lump-sum amount equal to the greater of: (a) twelve (12) months of Executive’s specified base salary hereunder, and (b) the balance of Executive’s specified base salary hereunder to the end of the term of this Agreement;

(ii) Incentive Cash Compensation. The amount of the Executive’s incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis) plus an additional lump-sum amount equal to fifty percent (50%) of the Executive’s base salary for such year; and

(iii) Other Benefits. Notwithstanding the vesting and/or exerciseability provisions otherwise applicable to Outstanding Options and the vesting and restriction provisions applicable to Outstanding Restricted Shares, all such stock options shall be fully vested and exercisable, and all such restricted shares shall be fully vested, upon a Change of Control and, in the case of the options, shall remain exercisable as specified in the option grant agreements, and subject to the right of the Company to direct the sale of shares in connection with a Change of Control.

Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 21(a)(ii) hereof, the Company shall pay the cash amounts provided for in this Section 21(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).

(b) For purposes of this Agreement, the term “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv) A complete liquidation or dissolution of the Company; or

(v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

22. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Executive Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

23. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive have entered and may enter into certain grant agreements relating to Outstanding Options and Outstanding Restricted Shares, which shall be effective in accordance with the terms thereof to the extent consistent with the terms of this Agreement). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

24. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

25. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

26. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 18(e) and 20(b) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

27. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

28. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

29. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

Company:	NASTECH PHARMACEUTICAL COMPANY INC. By: /s/ Dr. Steven C. Quay

Name: Steven C. Quay, M.D., Ph.D. Title: Chief Executive Officer
Executive:	By: /s/ Dr. Gordon C. Brandt

Name: Gordon C. Brandt, M.D. Title: President